UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2017

FARO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
250 Technology Park, Lake Mary, Florida 32746
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (407) 333-9911
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 11, 2017, the Board of Directors of FARO Technologies, Inc. (the “Company”) approved an increase in the size of the Company’s Board of Directors from six directors to eight directors. In connection with the increase in size, Jeffrey A. Graves, Ph.D. was appointed to the Company’s Board of Directors, effective immediately, to serve for a term expiring at the Company’s 2018 annual meeting of shareholders or until his successor is elected and qualified and Yuval Wasserman was appointed to the Company’s Board of Directors, effective immediately, to serve for a term expiring at the Company’s 2019 annual meeting of shareholders or until his successor is elected and qualified. Dr. Graves and Mr. Wasserman were also appointed to each of the Audit Committee, the Operational Audit Committee, the Compensation Committee and the Governance and Nominating Committee of the Company’s Board of Directors.
Dr. Graves has served as President and Chief Executive Officer and a director of MTS Systems Corporation, a leading global supplier of high-performance test systems and sensors, since May 2012. From July 2005 to May 2012, he served as President, Chief Executive Officer and a director of C&D Technologies, Inc., a manufacturer, marketer and distributer of electrical power storage systems for the standby power storage market. Dr. Graves previously served in various executive positions at Kemet Electronics Corporation from 2001 to 2005, including Chief Executive Officer; various leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center from 1995 to 2001; and prior to 1995, various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves has served as a director of Hexcel Corporation and Teleflex Incorporated since 2007.
Mr. Wasserman has served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc., a leading manufacturer of power conversion products that transform electrical power into various usable forms, since October 2014. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009, and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company acquired by Applied Materials, Inc., Fusion Systems, a plasma strip company that is a division of Axcelis Technologies, Inc., and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman started his career at National Semiconductor, Inc., where he held various engineering and management positions. Mr. Wasserman served as a director of Syncroness, Inc. from 2010 to 2017. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow.
Dr. Graves and Mr. Wasserman will receive the standard compensation amounts payable to non-employee directors of the Company, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2017.
There are no family relationships between either of Dr. Graves or Mr. Wasserman and any director or executive officer of the Company, and neither Dr. Graves nor Mr. Wasserman has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no arrangements between either Dr. Graves or Mr. Wasserman and any other persons pursuant to which they were appointed as directors of the Company.

Item 8.01.     Other Events.
On December 14, 2017, the Company issued a press release announcing the appointment of Dr. Graves and Mr. Wasserman to the Board of Directors. A copy of the press release announcing the appointment is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The Company is not including the information contained on or available through its website referenced in the press release as part of, or incorporating such information into, this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits
EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated December 14, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc.

December 14, 2017	/s/ Jody S. Gale
	By:	Jody S. Gale
	Its:	Senior Vice President, General Counsel & Secretary